Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors

Oilsands Quest Inc.

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-147200) of Oilsands Quest Inc., of our auditors’ report dated July 24, 2007, except as to Note 2 which is as of July 29, 2009 on the consolidated balance sheet of Oilsands Quest Inc. as at April 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the three years ended April 30, 2007 and the cumulative totals for the development stage operations from April 3, 1998 (inception) through April 30, 2007.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

/s/ Pannell Kerr Forster

(Registered with the Public Company Accounting Oversight Board as “Smythe Ratcliffe”)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

July 29, 2009